Rule 424(b)(3)
Registration No. 333-132201

Amendment No. 1 dated December 22, 2008 to Pricing Supplement dated December 18, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P2Z8 (reopening)

Principal Amount (in Specified Currency): $53,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 99.99996% (or $52,997,978.80) plus accrued interest from December 22, 2008

Trade Date: December 18, 2008

Original Issue Date: December 23, 2008

Stated Maturity Date: December 23, 2009


Initial Interest Rate: Three month LIBOR determined on December 18, 2008 plus 1.00%, accruing from December 22, 2008

Interest Payment Period: Quarterly

Interest Payment Dates: March 23, 2009, June 23, 2009, September 23, 2009 and on the Stated Maturity Date

Net Proceeds to Issuer: 99.96996% (or $52,984,078.80) plus accrued interest from December 22, 2008

Agents' Discount or Commission: 0.03%

Agents:	Banc of America Securities LLC
	Citigroup Global Markets Inc.
Agents' Capacity:  Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 1.00%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: March 23, 2009
Interest Rate Reset Period: Quarterly
Interest Reset Dates: March 23, 2009, June 23, 2009, September 23, 2009 Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No. Please see "United States Federal Income Tax Considerations" below.

United States Federal Income Tax Considerations: Holders that purchase a Note pursuant to this offering should consult their tax advisers with respect to the U.S. federal income tax consequences arising from such purchase, in particular with regard to the potential application of the "market discount" rules to them. See the section of the prospectus supplement titled "United States Taxation - Material United States Tax Considerations for U.S. Holders - Market Discount, Acquisition Premium and Bond Premium."

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Fungibility

The Notes offered hereby will have the same terms as, and will be fungible with, the $110,000,000 aggregate principal amount of Notes previously issued, but will be offered at a different Issue Price. Once issued, the Notes offered hereby will become part of the same series as the Notes previously issued.

Interest

Notwithstanding anything to the contrary in the Prospectus Supplement and Prospectus, the first Interest Calculation Period will be the period from and including December 22, 2008 to and excluding the Initial Interest Reset Date, and interest on the Notes for such Interest Calculation Period will accrue from and including December 22, 2008, to and excluding the Initial Interest Reset Date.

PLAN OF DISTRIBUTION

Under the terms and subject to the conditions of an Appointment Agreement dated December 18, 2008 (the "Appointment Agreement") between TMCC and
Banc of America Securities LLC ("BofA"), BofA, acting as principal, has agreed to purchase and TMCC has agreed to sell to BofA $30,000,000 principal amount of the Notes (the "BofA Notes") at 99.97% of such principal amount. BofA will receive a discount or commission equal to 0.03% of such principal amount. Under the terms and subject to the conditions of the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner &
Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time (the "Distribution Agreement"), Citigroup Global Markets Inc. ("Citigroup"), acting as principal, has agreed to purchase and TMCC has agreed to sell to Citigroup $23,000,000 principal amount of the Notes (the "Citigroup Notes") at 99.97% of such principal amount. Citigroup will receive a discount or commission equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference in the Appointment Agreement, the obligations of BofA and Citigroup to purchase the BofA Notes and the Citigroup Notes, respectively, are several and not joint, and in the event of a default by either of BofA or Citigroup, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of BofA and Citigroup is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.